UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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AMAZON.COM, INC.

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NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Tuesday, May 17, 2016

The 2016 Annual Meeting of Shareholders of Amazon.com, Inc. (the “Annual Meeting”) will be held at 9:00 a.m., Pacific Time, on Tuesday, May 17, 2016, at Fremont Studios, 155 N. 35th Street, Seattle, Washington 98103, for the following purposes:

1. To elect the ten directors named in the Proxy Statement to serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2016;

3. To consider and act upon three shareholder proposals, if properly presented at the Annual Meeting; and

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends you vote (i) “FOR” the election of each of the nominees to the Board; (ii) “FOR” the ratification of the appointment of Ernst & Young LLP as independent auditors; and (iii) “AGAINST” each of the three shareholder proposals.

The Board of Directors has fixed March 23, 2016 as the record date for determining shareholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

David A. Zapolsky Secretary

Seattle, Washington

April 6, 2016

Important Notice Regarding the Availability of Proxy Materials for the Amazon.com, Inc. Shareholder

Meeting to be Held on May 17, 2016

The Proxy Statement and our 2015 Annual Report are available at www.envisionreports.com/amzn.

AMAZON.COM, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Tuesday, May 17, 2016

General

The enclosed proxy is solicited by the Board of Directors of Amazon.com, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held at 9:00 a.m., Pacific Time, on Tuesday, May 17, 2016, at Fremont Studios, 155 N. 35th Street, Seattle, Washington 98103, and at any adjournment or postponement thereof. Our principal offices are located at 410 Terry Avenue North, Seattle, Washington 98109. This Proxy Statement is first being made available to our shareholders on or about April 6, 2016.

Outstanding Securities and Quorum

Only holders of record of our common stock, par value $0.01 per share, at the close of business on March 23, 2016, the record date, will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 471,590,601 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each other item to be voted on at the Annual Meeting.

A majority of the outstanding shares of common stock entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker nonvotes will be included in determining the presence of a quorum at the Annual Meeting.

Internet Availability of Proxy Materials

We are furnishing proxy materials to some of our shareholders via the Internet by mailing a Notice of Internet Availability of Proxy Materials, instead of mailing printed copies of those materials. The Notice of Internet Availability of Proxy Materials directs shareholders to a website where they can access our proxy materials, including our proxy statement and our annual report, and view instructions on how to vote via the Internet or by telephone. If you received a Notice of Internet Availability of Proxy Materials and would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive access to those materials via e-mail unless you elect otherwise.

Proxy Voting

Shares that are properly voted via the Internet or by telephone or for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted in accordance with the Board’s recommendations as follows: “FOR” the election of each of the nominees to the Board named herein; “FOR” the ratification of the appointment of our independent auditors; and “AGAINST” the shareholder proposals. It is not expected that any additional matters will be brought before the Annual Meeting, but if other matters are properly presented, the persons named as proxies in the proxy card or their substitutes will vote in their discretion on such matters.

The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares are represented by certificates or book entries in your name so that you appear as a shareholder on the records of Computershare, our stock transfer agent, you may vote by proxy, meaning you authorize individuals named in the proxy card to vote your shares. You may provide this authorization by voting via the Internet, by telephone, or (if you have received paper copies of our proxy materials) by returning a proxy card. In these circumstances, if you do not vote by proxy or in person at the Annual Meeting, your shares will not be voted. If you own shares in street name, meaning that your shares are held by a bank, brokerage firm, or other nominee, you may instruct that institution on how to vote your shares. You may provide these instructions by voting via the Internet, by telephone, or (if you have received paper copies of proxy materials through your bank, brokerage firm, or other nominee) by returning a voting instruction form received from that institution. In these circumstances, if you do not provide voting instructions, the institution may nevertheless vote your shares on your behalf with respect to the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2016, but cannot vote your shares on any other matters being considered at the meeting.

Voting Standard

A nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. If the votes cast for any nominee do not exceed the votes cast against the nominee, the Board will consider whether to accept or reject such director’s resignation, which is tendered to the Board pursuant to the Board of Directors Guidelines on Significant Corporate Governance Issues. Abstentions and broker nonvotes will have no effect on the outcome of the election. Broker nonvotes occur when a person holding shares in street name, such as through a brokerage firm, does not provide instructions as to how to vote those shares and the broker does not then vote those shares on the shareholder’s behalf.

For all other matters proposed for a vote at the Annual Meeting, the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on the matter is required to approve the matter. For these matters, abstentions are not counted as affirmative votes on a matter but are counted as present at the Annual Meeting and entitled to vote, and broker nonvotes, if any, will have no effect on the outcome of these matters.

Voting via the Internet or by telephone helps save money by reducing postage and proxy tabulation costs.

	VOTE BY INTERNET Shares Held of Record: http://www.envisionreports.com/amzn Shares Held in Street Name: http://www.proxyvote.com 24 hours a day / 7 days a week INSTRUCTIONS:		VOTE BY TELEPHONE Shares Held of Record: 800-652-VOTE Shares Held in Street Name: See Voting Instruction Form 24 hours a day / 7 days a week INSTRUCTIONS:
•	Read this Proxy Statement.	•	Read this Proxy Statement.
•	Go to the applicable website listed above.	•	Call the applicable number noted above.
•	Have your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form in hand and follow the instructions.	•	Have your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form in hand and follow the instructions.

We encourage you to register to receive all future shareholder communications electronically, instead of in print. This means that access to the annual report, proxy statement, and other correspondence will be delivered to you via e-mail.

Voting at the Annual Meeting

If you own common stock of record, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted by proxy card, via the Internet, or by telephone. If you own common stock in street name, you may attend the Annual Meeting, but in order to vote your shares at the meeting you must obtain a “legal proxy” from the bank, brokerage firm, or other nominee that holds your shares. You should contact your bank or brokerage account representative to learn how to obtain a legal proxy. We encourage you to vote your shares in advance of the Annual Meeting by one of the methods described above, even if you plan on attending the Annual Meeting. If you have already voted prior to the meeting, you may nevertheless change or revoke your vote at the Annual Meeting as described below.

Revocation

If you own common stock of record, you may revoke your proxy or change your voting instructions at any time before your shares are voted at the Annual Meeting by delivering to the Secretary of Amazon.com, Inc. a written notice of revocation or a duly executed proxy (via the Internet or telephone or by returning a proxy card) bearing a later date or by attending the Annual Meeting and voting in person. A shareholder owning common stock in street name may revoke or change voting instructions by contacting the bank, brokerage firm, or other nominee holding the shares or by obtaining a legal proxy from such institution and voting in person at the Annual Meeting.

Attending the Annual Meeting

Only shareholders as of the record date (March 23, 2016) are entitled to attend the Annual Meeting in person. If you own common stock of record, your name will be on a list and you will be able to gain entry with a government-issued photo identification, such as a driver’s license, state-issued ID card, or passport. If you own common stock in street name, in order to gain entry you must present a government-issued photo identification and proof of beneficial stock ownership as of the record date, such as your Notice of Internet Availability of Proxy Materials, a copy of your proxy card or voting instruction form if you received one, or an account or brokerage statement or other similar evidence showing stock ownership as of the record date. If you are a representative of an entity that owns common stock of the Company, you must present a government-issued photo identification, evidence that you are the entity’s authorized representative or proxyholder, and, if the entity is a street name owner, proof of the entity’s beneficial stock ownership as of the record date.

If you are not a shareholder, you will be entitled to admission only if you have a valid legal proxy from a record holder and a government-issued photo identification. Each shareholder may appoint only one proxyholder or representative to attend on his or her behalf.

You can find directions to the Annual Meeting at www.amazon.com/ir. Cameras, recording devices, and other electronic devices are prohibited at the meeting.

ITEM 1—ELECTION OF DIRECTORS

In accordance with our Bylaws, the Board has fixed the number of directors constituting the Board at ten, effective as of our 2016 Annual Meeting of Shareholders. The Board, based on the recommendation of the Nominating and Corporate Governance Committee, proposed that the following ten nominees be elected at the Annual Meeting, each of whom will hold office until the next annual meeting of shareholders or until his or her successor shall have been elected and qualified:

• Jeffrey P. Bezos • Tom A. Alberg • John Seely Brown • William B. Gordon • Jamie S. Gorelick	• Judith A. McGrath • Jonathan J. Rubinstein • Thomas O. Ryder • Patricia Q. Stonesifer • Wendell P. Weeks

Each of the nominees is currently a director of Amazon.com, Inc. and has been elected to hold office until the 2016 Annual Meeting or until his or her successor has been elected and qualified. Mr. Weeks was elected as a director by the Board of Directors on February 10, 2016 and the other nominees were most recently elected at the 2015 Annual Meeting. Biographical and related information on each nominee is set forth below. On March 30, 2016, Alain Monié informed the Company that he would not stand for re-election at the Annual Meeting.

Although the Board expects that the ten nominees will be available to serve as directors, if any of them should be unwilling or unable to serve, the Board may decrease the size of the Board or may designate substitute nominees, and the proxies will be voted in favor of any such substitute nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE.

Director Nominees’ Biographical and Related Information

In evaluating the nominees for the Board of Directors, the Board and the Nominating and Corporate Governance Committee took into account the qualities they seek for directors, as discussed below under “Corporate Governance” and “Board Meetings and Committees,” and the directors’ individual qualifications, skills, and background that enable the directors to effectively and productively contribute to the Board’s oversight of Amazon.com. These individual qualifications and skills are included below in each nominee’s biography.

Jeffrey P. Bezos, age 52, has been Chairman of the Board since founding the Company in 1994 and Chief Executive Officer since May 1996. Mr. Bezos served as President from founding until June 1999 and again from October 2000 to the present. Mr. Bezos’ individual qualifications and skills as a director include his customer-focused point of view, his willingness to encourage invention, his long-term perspective, and his on-going contributions as founder and CEO.

Tom A. Alberg, age 76, has been a director since June 1996. Mr. Alberg has been a managing director of Madrona Venture Group, LLC, a venture capital firm, since September 1999, and a principal in Madrona Investment Group, LLC, a private investment firm, since January 1996. Prior to co-founding Madrona Investment Group, Mr. Alberg served as president of LIN Broadcasting Corporation, Executive Vice President of McCaw Cellular Communications, Inc., and Executive Vice President of AT&T Wireless Services. Previously, he was chair of the Executive Committee and Partner at Perkins Coie, the Northwest’s largest law firm. Mr. Alberg’s individual qualifications and skills as a director include his experience as a venture capitalist investing in technology companies, through which he gained experience with emerging technologies, his experience as a lawyer, his knowledge of Amazon.com from having served as a director since 1996, as well as his customer experience skills and skills relating to financial statement and accounting matters.

John Seely Brown, age 75, has been a director since June 2004. Mr. Brown has served as a Visiting Scholar and Advisor to the Provost at the University of Southern California (USC) since 1996 and as Independent Co-Chairman of the Deloitte Center for the Edge since 2006. He held various scientific research positions at Xerox Corporation from 1978 until 2002, including Chief Scientist until April 2002 and director of the Xerox Palo Alto Research Center (PARC) until June 2000. Mr. Brown served as a director of Corning Incorporated from February 1996 to April 2014, and served as a director of Varian Medical Systems, Inc. from February 1998 to February 2013. Mr. Brown’s individual qualifications and skills as a director include his experience in senior positions with USC, a leading university, and Xerox PARC, a technology research facility, his role as Chief Scientist at Xerox Corporation, a global technology company, through which he gained experience with emerging technologies, as well as his customer experience skills.

William B. Gordon, age 66, has been a director since April 2003. Mr. Gordon has been a partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since June 2008. Mr. Gordon is a co-founder of Electronic Arts, Inc., a software and gaming company, where he served as Executive Vice President and Chief Creative Officer

from March 1998 to May 2008, including heading marketing and product development. Mr. Gordon has served as a director of Zynga Inc. since July 2008. Mr. Gordon’s individual qualifications and skills as a director include his leadership and entrepreneurial experience as a senior executive and co-founder of Electronic Arts, through which he gained experience with emerging technologies and consumer-focused product development and marketing issues, experience as a venture capitalist investing in technology companies, as well as his customer experience skills and skills relating to financial statement and accounting matters.

Jamie S. Gorelick, age 65, has been a director since February 2012. Ms. Gorelick has been a partner with the law firm Wilmer Cutler Pickering Hale and Dorr LLP since July 2003. She has held numerous positions in the U.S. government, serving as Deputy Attorney General of the United States, General Counsel of the Department of Defense, Assistant to the Secretary of Energy, and a member of the bipartisan National Commission on Terrorist Threats Upon the United States. Ms. Gorelick has served as a director of VeriSign, Inc. since January 2015, a director of United Technologies Corporation from February 2000 to December 2014, and a director of Schlumberger Limited from April 2002 to June 2010. Ms. Gorelick’s individual qualifications and skills as a director include her experience as a lawyer, her leadership experience in senior governmental positions, including experience with regulatory and compliance matters, as well as her customer experience skills and skills relating to public policy and financial statement and accounting matters.

Judith A. McGrath, age 63, has been a director since July 2014. Ms. McGrath has been the President of Astronauts Wanted * No experience necessary, a multimedia joint venture between Ms. McGrath and Sony Music Entertainment, since June 2013. Ms. McGrath served as Chair and Chief Executive Officer of MTV Networks Company, a subsidiary of Viacom, Inc., from July 2004 until May 2011. Ms. McGrath’s individual qualifications and skills as a director include her leadership and multimedia operations experience as a senior executive of MTV Networks Company through which she gained experience with media and entertainment companies, entrepreneurial experience in her role at Astronauts Wanted * No experience necessary, as well as her customer experience skills.

Jonathan J. Rubinstein, age 59, has been a director since December 2010. Mr. Rubinstein will become co-CEO of Bridgewater Associates LP in May 2016. Previously, Mr. Rubinstein was Senior Vice President, Product Innovation, for the Personal Systems Group at the Hewlett-Packard Company (HP), a multinational information technology company, from July 2011 to January 2012, and served as Senior Vice President and General Manager, Palm Global Business Unit, at HP from July 2010 to July 2011. Mr. Rubinstein was Chief Executive Officer and President of Palm, Inc., a smartphone manufacturer, from June 2009 until its acquisition by HP in July 2010, and Chairman of the Board of Palm, Inc. from October 2007 through the acquisition. Prior to joining Palm, Mr. Rubinstein was a Senior Vice President at Apple Inc., also serving as the General Manager of the iPod Division. Mr. Rubinstein has been a director of Qualcomm Incorporated since May 2013. Mr. Rubinstein’s individual qualifications and skills as a director include his leadership and technology experience as a senior executive at large technology companies, through which he gained experience with hardware devices and emerging technologies, as well as his customer experience skills and skills relating to financial statement and accounting matters.

Thomas O. Ryder, age 71, has been a director since November 2002. Mr. Ryder was Chairman of the Reader’s Digest Association, Inc. from April 1998 to December 2006, and was Chief Executive Officer from April 1998 to December 2005. From 1984 to 1998, Mr. Ryder worked in several roles at American Express, including as President of American Express Travel Related Services International. Mr. Ryder has been a director of Starwood Hotels & Resorts Worldwide, Inc. since April 2001, a director of RPX Corporation since December 2009, and a director of Quad/Graphics, Inc. since July 2010. He was Chairman of the Board of Directors at Virgin Mobile USA, Inc. from October 2007 to November 2009. Mr. Ryder’s individual qualifications and skills as a director include his leadership experience as a senior executive of Reader’s Digest, a large media and publishing company, and American Express, a large financial services company, through which he gained experience with intellectual property, media, enterprise sales, payments, and international operations, as well as his customer experience skills and skills relating to financial statement and accounting matters.

Patricia Q. Stonesifer, age 59, has been a director since February 1997. Ms. Stonesifer has served as the President and CEO of Martha’s Table, a non-profit, since April 2013. She served as Chair of the Board of Regents of the Smithsonian Institution from January 2009 to January 2012 and as Vice Chair from January 2012 to January 2013. From September 2008 to January 2012, she served as senior advisor to the Bill and Melinda Gates Foundation, a private philanthropic organization, where she was Chief Executive Officer from January 2006 to September 2008 and President and Co-chair from June 1997 to January 2006. Since September 2009, she has also served as a private philanthropy advisor. From 1988 to 1997, she worked in many roles at Microsoft Corporation, including as a Senior Vice President of the Interactive Media Division, and also served as the Chairwoman of the Gates Learning Foundation from 1997 to 1999. Ms. Stonesifer’s individual qualifications and skills as a director include her leadership experience as a senior executive at the Bill and Melinda Gates Foundation and at Microsoft, through which she gained experience with emerging technologies and consumer-focused product development and marketing issues, her knowledge of Amazon.com from having served as a director since 1997, as well as her customer experience skills and skills relating to public policy and financial statement and accounting matters.

Wendell P. Weeks, age 56, has been a director since February 2016. Mr. Weeks has been the Chief Executive Officer of Corning Incorporated since April 2005 and President since December 2010, where he has also served as the Chairman of its board of directors since April 2007. Mr. Weeks has served in various roles at Corning Incorporated since 1983. Mr. Weeks has served as a director of Merck & Co., Inc. since February 2004. Mr. Weeks’ individual qualifications and skills as a director include his leadership and operations experience as a senior executive at a large corporation with international operations, experience with product development, as well as his customer experience skills and skills relating to financial statement and accounting matters.

Corporate Governance

General

Board Leadership.    The Board is responsible for the control and direction of the Company. The Board represents the shareholders and its primary purpose is to build long-term shareholder value. The Chair of the Board is selected by the Board and currently is the CEO, Jeff Bezos. The Board believes that this leadership structure is appropriate given Mr. Bezos’ role in founding Amazon.com and his significant ownership stake. The Board believes that this leadership structure improves the Board’s ability to focus on key policy and operational issues and helps the Company operate in the long-term interests of shareholders. In addition, the independent directors on the Board have appointed a lead director from the Board’s independent directors, currently Patricia Q. Stonesifer. The lead director presides over the executive sessions of the independent directors, chairs Board meetings in the Chair’s absence, and provides direction on agendas, schedules, and materials for Board meetings.

Director Independence.    The Board has determined that the following directors are independent as defined by Nasdaq rules: Mr. Alberg, Mr. Brown, Mr. Gordon, Ms. Gorelick, Ms. McGrath, Mr. Monié, Mr. Rubinstein, Mr. Ryder, Ms. Stonesifer, and Mr. Weeks. In assessing directors’ independence, the Board took into account certain transactions, relationships, and arrangements involving some of the directors and concluded that such transactions, relationships, and arrangements did not impair the independence of the director. For Messrs. Monié and Weeks, the Board considered payments in the past three years in the ordinary course of business between the Company and Ingram Micro, Inc. and Corning Incorporated, respectively, or their affiliates, but such payments were not significant for any of the companies. For Messrs. Alberg and Gordon, the Board considered that Amazon.com and its executive officers have in the past and may in the future invest in investment funds managed by entities where Messrs. Alberg or Gordon are managing directors or partners or in companies in which those funds invest, and that Amazon.com has in the past and may in the future engage in transactions with companies in which these funds have invested. For Mr. Ryder, the Board considered that his son-in-law has been employed with Amazon.com since 2008 in a non-officer and non-strategic position, as disclosed in “Certain Relationships and Related Person Transactions.”

Risk Oversight.    As part of regular Board and committee meetings, the directors oversee executives’ management of risks relevant to the Company. While the full Board has overall responsibility for risk oversight, the Board has delegated responsibility related to certain risks to the Audit Committee and the Leadership Development and Compensation Committee. The Audit Committee is responsible for overseeing management of risks related to our financial statements and financial reporting process, data privacy and security, business continuity, and operational risks, the qualifications, independence, and performance of our independent auditors, the performance of our internal audit function, and our compliance with legal and regulatory requirements. The Leadership Development and Compensation Committee is responsible for overseeing management of risks related to succession planning and compensation for our executive officers and our overall compensation program, including our equity-based compensation plans. The full Board regularly reviews reports from management on various aspects of our business, including related risks and tactics and strategies for addressing them. At least annually, the Board reviews our CEO succession planning as described in our Board of Directors Guidelines on Significant Corporate Governance Issues.

Corporate Governance Documents.    Please visit our investor relations website at www.amazon.com/ir, “Corporate Governance,” for additional information on our corporate governance, including:

•	our Certificate of Incorporation and Bylaws;

•

the Board of Directors Guidelines on Significant Corporate Governance Issues, which includes policies on shareholder communications with the Board, director attendance at our annual meetings, director resignations to facilitate our majority vote standard, director stock ownership guidelines, and succession planning;

•	the charters approved by the Board for the Audit Committee, the Leadership Development and Compensation Committee, and the Nominating and Corporate Governance Committee; and

•	the Code of Business Conduct and Ethics.

Board Meetings and Committees

The Board meets regularly during the year, and holds special meetings and acts by unanimous written consent whenever circumstances require. During 2015, there were four meetings of the Board. All directors serving during 2015 attended at least 75% of the aggregate of the meetings of the Board and committees on which they served occurring during the year. All directors then serving attended the 2015 Annual Meeting of Shareholders.

The Board has established an Audit Committee, a Leadership Development and Compensation Committee, and a Nominating and Corporate Governance Committee, each of which is comprised entirely of directors who meet the applicable independence requirements of the Nasdaq rules. The Committees keep the Board informed of their actions and provide assistance to the Board in fulfilling its oversight responsibility to shareholders. The table below provides current membership information as well as meeting information for the last fiscal year.

Name	Audit Committee	Leadership Development and Compensation Committee	Nominating and Corporate Governance Committee
Jeffrey P. Bezos
Tom A. Alberg	X
John Seely Brown			X
William B. Gordon		X*
Jamie S. Gorelick			X*
Judith A. McGrath		X
Alain Monié(1)	X
Jonathan J. Rubinstein		X
Thomas O. Ryder	X*
Patricia Q. Stonesifer			X
Wendell P. Weeks(2)	X
Total Meetings in 2015	6	3	4

*	Committee Chair
(1)	Mr. Monié is not standing for re-election at the Annual Meeting.
(2)	Mr. Weeks joined the Audit Committee on February 10, 2016.

The functions performed by these Committees, which are set forth in more detail in their charters, are summarized below.

Audit Committee.    The Audit Committee represents and assists the Board in fulfilling its oversight responsibility relating to our financial statements and financial reporting process, the qualifications, independence, and performance of our independent auditors, the performance of our internal audit function, and our compliance with legal and regulatory requirements. The Board has designated each of Messrs. Alberg, Monié, Ryder, and Weeks as an Audit Committee Financial Expert, as defined by Securities and Exchange Commission (“SEC”) rules.

Leadership Development and Compensation Committee.    The Leadership Development and Compensation Committee evaluates our programs and practices relating to leadership development, reviews and establishes compensation of the Company’s executive officers, and oversees management of risks for succession planning and our overall compensation program, including our equity-based compensation plans, all with a view toward maximizing long-term shareholder value. The Committee may engage compensation consultants but did not do so in 2015. Additional information on the Committee’s processes and procedures for considering and determining executive compensation is contained in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee reviews and assesses the composition of the Board, assists in identifying potential new candidates for director, recommends candidates for election as director, and provides a leadership role with respect to our corporate governance. The Nominating and Corporate Governance Committee also recommends to the Board compensation for newly elected directors and reviews director compensation as necessary.

Director Nominations.    The Nominating and Corporate Governance Committee considers candidates for director who are recommended by its members, by other Board members, by shareholders, and by management, as well as those identified by a third party search firm retained to assist in identifying and evaluating possible candidates. Mr. Weeks was initially recommended to the Nominating and Corporate Governance Committee by other non-management directors. The Nominating and Corporate Governance Committee annually reviews the tenure, performance, and contributions of existing Board members to the extent they are candidates for re-election, and considers all aspects of each candidate’s qualifications and skills in the context of the Company’s needs at that point in time and, as stated in the Board of Directors Guidelines on Significant Corporate Governance Issues, seeks out candidates with a diversity of experience and perspectives. When considering candidates as potential Board members, the Board and the Nominating and Corporate Governance Committee evaluate the candidates’ ability to contribute to such diversity. The Board assesses its effectiveness in this regard as part of its annual Board and director evaluation process.

Among the qualifications and skills of a candidate considered important by the Nominating and Corporate Governance Committee are: a commitment to representing the long-term interests of the shareholders; customer experience skills; internet savvy; an inquisitive and objective perspective; the willingness to take appropriate risks; leadership ability; personal and professional ethics, integrity, and values; practical wisdom and sound judgment; and business and professional experience in fields such as operations, technology, finance/accounting, product development, intellectual property, law, multimedia entertainment, and marketing. When evaluating re-nomination of existing directors, the Committee also considers the nominees’ past and ongoing effectiveness on the Board and, with the exception of Mr. Bezos, who is an employee, their independence. The Nominating and Corporate Governance Committee believes that each of the director nominees for the Annual Meeting possesses these attributes.

The Nominating and Corporate Governance Committee evaluates director candidates recommended by shareholders in the same way that it evaluates candidates recommended by its members, other members of the Board, or other persons. Shareholders wishing to submit recommendations for director candidates for consideration by the Nominating and Corporate Governance Committee must provide the following information in writing to the attention of the Secretary of Amazon.com, Inc. by certified or registered mail:

•	the name, address, and biography of the candidate, and an indication of whether the candidate has expressed a willingness to serve;

•	the name, address, and phone number of the shareholder or group of shareholders making the recommendation; and

•

the number of shares of common stock beneficially owned by the shareholder or group of shareholders making the recommendation, the length of time held, and to the extent any shareholder is not a registered holder of such securities, proof of such ownership.

To be considered by the Nominating and Corporate Governance Committee for the 2017 Annual Meeting of Shareholders, a director candidate recommendation must be received by the Secretary of Amazon.com, Inc. by December 7, 2016.

In February 2016, we amended our Bylaws to adopt a proxy access right for shareholders, pursuant to which a shareholder, or group of up to 20 shareholders, may include director nominees in our proxy materials for annual meetings of our shareholders, subject to satisfying eligibility requirements. Among other requirements, to be eligible to utilize these proxy access provisions, the shareholder or group must have owned at least 3% of the aggregate of the issued and outstanding shares of our common stock continuously for at least the prior three years. The number of director nominees that may be included may not exceed 20% of the number of directors then in office. The foregoing proxy access right is subject to additional eligibility, procedural, and disclosure requirements set forth in our Bylaws.

Compensation of Directors

Our directors do not receive cash compensation for their services as directors or as members of committees of the Board, but we pay reasonable expenses incurred for attending meetings. At the discretion of the Board, directors are eligible to receive stock-based awards under our 1997 Stock Incentive Plan (the “1997 Plan”). Based on the Nominating and Corporate Governance Committee’s recommendation, in February 2015, the Board approved restricted stock unit awards for 2,637 shares each to Ms. Gorelick and Messrs. Brown and Monié, each vesting in three equal annual installments, with the first vest date occurring approximately one year after the final vest under the director’s previous restricted stock unit award. The 2015 awards were designed to provide approximately $265,000 in compensation annually based on an assumed value of the restricted stock units vesting in each year, which compensation represents the 50th percentile for annual director compensation among a group of peer companies. When determining the amount and vesting schedule for directors’ restricted stock unit awards, the Nominating and Corporate Governance Committee and Board have not varied awards based on specific committee service.

The following table sets forth for the year ended December 31, 2015 all compensation reportable for directors who served during 2015, as determined by SEC rules.

Director Compensation for 2015

Name	Stock Awards(1)
Jeffrey P. Bezos(2)	$—
Tom A. Alberg(3)	—
John Seely Brown(4)	979,395
William B. Gordon(5)	—
Jamie Gorelick(4)	979,395
Judith A. McGrath(6)	—
Alain Monié(7)	979,395
Jonathan J. Rubinstein(3)	—
Thomas O. Ryder(3)	—
Patricia Q. Stonesifer(3)	—

(1)	Stock awards are reported at aggregate grant date fair value in the year granted, as determined under applicable accounting standards. Grant date fair value for restricted stock units is determined based on the number of shares granted multiplied by the average of the high and the low trading price of common stock of the Company on the grant date, without regard to the fact that the grants vest over a number of years. See Note 1, “Description of Business and Accounting Policies—Stock-Based Compensation,” in Item 8, “Financial Statements and Supplementary Data,” in our 2015 Annual Report on Form 10-K.
(2)	Mr. Bezos does not receive any compensation for his services as a director in addition to his compensation as Chief Executive Officer.
(3)	Messrs. Alberg, Rubinstein, and Ryder and Ms. Stonesifer each held 870 unvested restricted stock units as of December 31, 2015.
(4)	Mr. Brown and Ms. Gorelick each held 2,637 unvested restricted stock units as of December 31, 2015.
(5)	Mr. Gordon held 1,740 unvested restricted stock units as of December 31, 2015.
(6)	Ms. McGrath held 1,680 unvested restricted stock units as of December 31, 2015.
(7)	Mr. Monié held 1,758 unvested restricted stock units as of December 31, 2015. Mr. Monié is not standing for re-election at the Annual Meeting.

ITEM 2—RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP

Under the rules and regulations of the SEC and Nasdaq, the Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent auditors. In addition, the Audit Committee considers the independence of our independent auditors and participates in the selection of the independent auditor’s lead engagement partner. The Audit Committee has appointed, and, as a matter of good corporate governance, is requesting ratification by the shareholders of the appointment of, the registered public accounting firm of Ernst & Young LLP (“E&Y”) to serve as independent auditors for the fiscal year ending December 31, 2016. E&Y has served as our independent auditor since 1997.

The Board of Directors and the Audit Committee believe that the continued retention of E&Y as the Company’s independent auditor is in the best interests of the Company and its shareholders. If shareholders do not ratify the selection of E&Y, the Audit Committee will evaluate the shareholder vote when considering the selection of a registered public accounting firm for the audit engagement for the 2017 fiscal year. In addition, if shareholders ratify the selection of E&Y as independent auditors, the Audit Committee may nevertheless periodically request proposals from the major registered public accounting firms and as a result of such process may select E&Y or another registered public accounting firm as our independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE

APPOINTMENT OF E&Y AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING

DECEMBER 31, 2016.

AUDITORS

Representatives of E&Y are expected to attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from shareholders.

Audit Fees

Audit fees include the aggregate fees for the audit of our annual consolidated financial statements and internal controls, and the reviews of each of the quarterly consolidated financial statements included in our Forms 10-Q. These fees also include statutory and other audit work performed with respect to certain of our subsidiaries. The aggregate audit fees billed and expected to be billed by E&Y for the fiscal year ended December 31, 2015 were $11,783,000. The aggregate audit fees we were billed by E&Y for the fiscal year ended December 31, 2014 were $9,770,000.

Audit-Related Fees

Audit-related fees include accounting advisory services related to the accounting treatment of transactions or events, including acquisitions, and to the adoption of new accounting standards, as well as additional procedures related to accounting records performed to comply with regulatory reporting requirements and to provide certain attest reports. The aggregate audit-related fees billed and expected to be billed by E&Y for services rendered during the fiscal year ended December 31, 2015 were $1,086,000. The aggregate audit-related fees we were billed by E&Y for services rendered during the fiscal year ended December 31, 2014 were $761,000.

Tax Fees

Tax fees were for tax compliance services and assistance with federal and provincial tax-related matters for certain international entities. The aggregate tax fees billed and expected to be billed by E&Y for services rendered during the fiscal year ended December 31, 2015 were $0. The aggregate tax fees we were billed by E&Y for services rendered during the fiscal year ended December 31, 2014 were $8,000.

All Other Fees

All other fees were for advisory services related to compliance with regulatory reporting requirements. The aggregate other fees billed and expected to be billed by E&Y for services rendered during the fiscal year ended December 31, 2015 were $65,000. The aggregate other fees we were billed by E&Y for services rendered during the fiscal year ended December 31, 2014 were $61,000.

Pre-Approval Policies and Procedures

All of the fees described above were approved by the Audit Committee. The Audit Committee has adopted a pre-approval policy under which the Audit Committee approves in advance all audit and non-audit services to be performed by our independent auditors. As part of its pre-approval policy, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. In accordance with the pre-approval policy, the Audit Committee has pre-approved certain specified audit and non-audit services to be provided by E&Y if they are initiated within 18 months after the date of the pre-approval (or within such other period from the date of pre-approval as may be provided). If there are any additional services to be provided, a request for pre-approval must be submitted by management to the Audit Committee for its consideration under the policy. Finally, in accordance with the pre-approval policy, the Audit Committee has delegated pre-approval authority to each of its members. Any member who exercises this authority must report any pre-approval decisions to the Audit Committee at its next meeting.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements, and for the reporting process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Company’s independent auditors are engaged to audit and report on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2015 (the “Audited Financial Statements”), management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

The Audit Committee

Tom A. Alberg

Alain Monié

Thomas O. Ryder

ITEM 3—SHAREHOLDER PROPOSAL REGARDING SUSTAINABILITY REPORTING

Calvert Investment Management, Inc., 4550 Montgomery Avenue, Bethesda, Maryland 20814, acting on behalf of Calvert funds that own 24,045 shares of common stock of the Company, has notified us that it intends to present the following resolution at the Annual Meeting. Domini Social Equity Fund, 532 Broadway, 9th Floor, New York, New York 10012, acting on behalf of shareholders that own 44,174 shares of common stock of the Company, and First Affirmative Financial Network, LLC, 5475 Mark Dabling Boulevard, Suite 108, Colorado Springs, Colorado 80918, acting on behalf of shareholders that own approximately 68 shares of common stock of the Company, are co-sponsors of the Calvert Investment Management shareholder proposal. THE BOARD RECOMMENDS A VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.

Beginning of Shareholder Proposal and Statement of Support by Calvert Investment Management:

RESOLVED

Shareholders request that Amazon.com issue a sustainability report describing the company’s environmental, social and governance (ESG) performance and goals, including greenhouse gas (GHG) reduction goals. The report should be available on the company website by October 2016, prepared at reasonable cost, omitting proprietary information.

SUPPORTING STATEMENT

We believe tracking and reporting ESG business practices makes a company more responsive to a transforming global business environment characterized by finite natural resources, changing legislation, and heightened public expectations for corporate accountability. Reporting also helps companies better integrate and gain strategic value from existing sustainability efforts, identify gaps and opportunities in products and processes, develop company-wide communications, publicize innovative practices, and receive feedback.

Support for and the practice of sustainability reporting continues to gain momentum:

•	In 2013, KPMG found that of 4,100 global companies seventy-one percent had ESG reports.

•

The United Nations Principles for Responsible Investment has more than 1,260 signatories with over $45 trillion of assets under management. These members seek ESG information from companies to be able to analyze fully the risks and opportunities associated with existing and potential investments.

•

The CDP (formerly The Carbon Disclosure Project), representing 767 institutional investors globally with approximately $92 trillion in assets, calls for company disclosure on greenhouse gas emissions and climate change management programs. Over two thirds of the S&P 500 now report to CDP.

Amazon has minimal disclosure on how it manages ESG issues. By contrast, the company’s peers including Intel, Microsoft, Google, and Target have much more comprehensive sustainability reporting, providing goals, identifying areas of focus, and data on their progress. Public disclosure of this information allows investors to learn more about how management is addressing near and long-term risks (e.g. operational, reputational, and regulatory) and opportunities.

Reporting on the company’s impact on climate change is particularly crucial as it is one of the most financially significant environmental issues currently facing investors. We believe no firm is immune to the prospect of future carbon regulations or the physical impacts of climate change.

In addition, investors have an interest in understanding how the company manages labor and human rights issues. Working conditions in Amazon’s warehouses have drawn scrutiny and labor and human rights issues in corporate supply chains are important for any company involved with retail sales.

Data on occupational safety and health, vendor and labor standards, waste and water reduction targets are important business considerations. Not managing these issues properly could pose significant regulatory, legal, reputational and financial risks.

While sustainability reporting is not yet required in the US, it is increasingly expected by companies’ shareholders and stakeholders. Investors are continually monitoring and evaluating the ESG performance of companies alongside financial information. By telling a coherent story, Amazon can demonstrate how its values drive its practices and performance.

We recommend that the report include a company-wide review of policies, practices and metrics related to ESG performance.

End of Shareholder Proposal and Statement of Support by Calvert Investment Management

Recommendation of the Board of Directors on Item 3

The Board of Directors recommends that you vote against this proposal.

The Board recognizes the importance of good corporate citizenship and is committed to sustainability and social responsibility. The Board believes that it is important that our policies and programs regarding sustainability reflect the unique nature of the Company’s operations.

We regularly consider environmental, social, and governance issues in our business and continue to develop and improve our sustainability practices. Among the programs and practices we have implemented are the following:

•

We have identified material social and environmental issues across all of our businesses and geographies, and will continue to seek to improve in these areas as our business grows. These priorities drive the Company’s sustainability strategy and goals going forward.

•

In 2014, we shared our long-term commitment to achieve 100% renewable energy usage for the global AWS infrastructure footprint. We also announced the Amazon Climate Research Grant Program, in which the Company committed to award in excess of 50 million core hours of supercomputing using Amazon EC2 Spot Instances to apply to research on better understanding and mitigating climate change.

•

In January 2016, a new 150 megawatt wind farm in Benton County, Indiana, called the Amazon Wind Farm Fowler Ridge went live and is expected to generate approximately 500,000 megawatt hours of wind power annually—or the equivalent of that used by approximately 46,000 U.S. homes in a year. When combined with the existing Amazon Wind Farm US Central, Amazon Wind Farm US East, and Amazon Solar Farm US East, these facilities are expected to be responsible for annually delivering more than 1.6 million megawatt hours of renewable energy into the electric grids that supply current and future AWS Cloud datacenters.

•

In 2015, Amazon also joined the Electronic Industry Citizenship Coalition (the “EICC”), a nonprofit coalition of companies committed to supporting the rights and well-being of workers and communities worldwide affected by the global electronics supply chain, and the Corporate Eco Forum, an invitation-only membership group for large companies that demonstrate a serious commitment to sustainability as a business strategy issue. We also signed on to the American Business Act on Climate Pledge, sponsored by the White House. The pledge is a way for companies to express support for action on climate change. To support our engagement on renewable energy we joined the American Council on Renewable Energy (“ACORE”) and the U.S. Partnership for Renewable Energy Finance, a program of ACORE, signed onto the Buyers’ Principles for Renewable Energy, and joined the Business Renewables Center run by Rocky Mountain Institute.

•	We continue to pursue our multi-year waste reduction initiatives, e-commerce ready packaging and Amazon Frustration-Free Packaging, to promote easy-to-open, 100% recyclable packaging and to ship products in their own packages without additional shipping boxes. Such efforts also seek to eliminate hard plastic “clamshell” cases and the plastic-coated wire ties commonly used in toy packaging. These initiatives have included more than 1.2 million products and, in 2015, eliminated more than 80 million pounds of excess packaging.

•

We developed our corporate headquarters in Seattle to be made up of sustainable, energy-efficient buildings. The buildings’ interiors feature salvaged and locally-sourced woods, energy-efficient lighting, and composting and recycling alternatives, as well as public plazas and pockets of open green space outside of the buildings. The U.S. Green Building Council has awarded six of our buildings with LEED Gold certification for sustainable design and construction methods. Our newest buildings in the Denny Triangle area of Seattle are heated through an innovative, and energy efficient, “district energy” system that recycles heat generated at a neighboring data center.

•

We are strongly committed to social responsibility in our operations and supply chain. We are also strongly committed to conducting our business in a lawful and ethical manner, both in our own operations and through engagement with suppliers that are committed to the same principles. The basis of our expectations around social responsibility is outlined in our Supplier Code of Conduct, which is detailed on our website (see http://www.amazon.com/gp/help/customer/display.html?nodeId=200885140). Here are some of the key areas we focus on:

•	Health and safety in production areas and any living quarters.

•	The right to legal wages and benefits.

•	Appropriate working hours and overtime pay.

•	Prevention of child labor or forced labor.

•	Fair and ethical treatment, including non-discrimination.

•

We also offer fulfillment center tours in seven countries, including six locations in the U.S., which allow the public an opportunity to view the working conditions and operations at our facilities first-hand.

Given our commitment to continually improving our sustainability and environmental practices, the Board believes that preparation of the report requested by the proposal would not be an effective and prudent use of the Company’s time and resources.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL REGARDING SUSTAINABILITY REPORTING.

ITEM 4—SHAREHOLDER PROPOSAL REGARDING A REPORT

CONCERNING HUMAN RIGHTS

SumOfUs, 1250 Bruynswick Road, Gardiner, New York 12525, acting on behalf of several shareholders who substantiated ownership of 45 shares of common stock of the Company, has notified us that it intends to present the following resolution at the Annual Meeting. THE BOARD RECOMMENDS A VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.

Beginning of Shareholder Proposal and Statement of Support by SumOfUs:

RESOLVED, that shareholders of Amazon.com Inc. (“Amazon”) urge the Board of Directors to report to shareholders, at reasonable cost and omitting proprietary information, on Amazon’s process for comprehensively identifying and analyzing potential and actual human rights risks of Amazon’s entire operations and supply chain (a “human rights risk assessment”) addressing the following:

•	Human rights principles used to frame the assessment;

•	Methodology used to track and measure performance;

•	Nature and extent of consultation with relevant stakeholders in connection with the assessment; and

•

Actual and/or potential human rights risks identified in the course of the human rights risk assessment related to Amazon’s use of labor contractors/subcontractors, temporary staffing agencies or similar employment arrangements (or a statement that no such risks have been identified).

The report should be made available to shareholders on Amazon’s website no later than May 31, 2017.

SUPPORTING STATEMENT

As long-term stockholders, we favor policies and practices that protect and enhance the value of our investments. There is increasing recognition that company risks related to human rights violations, such as reputational damage, fulfillment delays and disruptions, and litigation, can adversely affect shareholder value.

To manage such risks effectively, we believe companies must assess the risks to shareholder value posed by human rights practices in their operations and supply chain, as well as by the use of their products. The importance of such assessment is reflected in the United Nations Guiding Principles on Business and Human Rights (the “Ruggie Principles”) approved by the UN Human Rights Council in 2011. The Ruggie Principles urge that “business enterprises should carry out human rights due diligence [including] assessing actual and potential human rights impacts, integrating and acting upon the findings, tracking responses, and communicating how impacts are addressed.” (http://www.business-humanrights.org/media/documents/ruggie/ruggie-guiding-principles-21-mar-2011.pdf)

Amazon’s business model exposes the company to significant human rights risks. The launch of Prime Now triggered a class-action lawsuit alleging compensation below minimum wage. (See http://www.bizjournals.com/sanfrancisco/blog/techflash/2015/10/fresh-off-s-f-launch-amazon-hit-with-class-action.html)

In Germany, Amazon hired a contractor to manage temporary employment agency staff. The contractor allegedly reneged on promised wages, kept migrant employees under surveillance and in cramped and unsuitable accommodation and supervised employees using guards whose uniforms had neo-Nazi connotations. (See http://www.businessweek.com/articles/2013-02-19/amazon-under-fire-over-alleged-worker-abuse-in-germany)

Amazon received a rating of “inadequate” and was ranked 144th out of 155 companies in a 2015 analysis of corporate conflict minerals policies by the Responsible Sourcing Network. As the report states, “The systems stakeholders are putting into place now will help companies manage risk in other regions where human rights abuses are linked to mineral extraction. Due diligence prepares companies for a more transparent and accountable future while tightening the net on conflict-affected minerals. (See sourcingnetwork.org).

Human rights risk assessment and reporting would help Amazon to identify and mitigate human rights risks and would allow shareholders to understand their potential impact on shareholder value.

We urge shareholders to vote for this proposal.

End of Shareholder Proposal and Statement of Support by SumOfUs

Recommendation of the Board of Directors on Item 4

The Board of Directors recommends that you vote against this proposal.

We are strongly committed to protecting human rights in our operations and supply chain. We are also strongly committed to conducting our business in a lawful and ethical manner, both in our own operations and through engagement with suppliers that are committed to the same principles. For example, we require suppliers in our manufacturing supply chain to comply with our Supplier Code of Conduct, which is detailed on our website (see http://www.amazon.com/gp/help/customer/display.html?nodeId=200885140). We also partner closely with our suppliers to drive continuous improvement in worker conditions. We train our suppliers, Amazon employees who manage our manufacturing supply chain, and operations leadership on the standards and conduct required by our Supplier Code of Conduct.

Here are some of the key areas we focus on:

•	Health and safety in production areas and any living quarters.

•	The right to legal wages and benefits.

•	Appropriate working hours and overtime pay.

•	Prevention of child labor or forced labor.

•	Fair and ethical treatment, including non-discrimination.

We have a risk analysis process and audit tools, including audit protocols, trainings, and scorecards to best manage what we believe to be key risks in our supply chain. Our most senior leadership team regularly reviews performance on social responsibility goals and metrics across all Amazon businesses globally. We have teams in the U.S. and China who have expertise in social responsibility and will continue to evolve the program and manage to continuous improvement and best practices. In addition, we joined the EICC, a nonprofit coalition of companies committed to supporting the rights and well-being of workers and communities worldwide affected by the global electronics supply chain, and benchmarked our Supplier Code of Conduct to the EICC Code as is required of all EICC members.

We engage with all of our suppliers at least once a year to ensure they uphold all of Amazon’s standards and expectations as detailed in our Supplier Code of Conduct, and we conduct formal benchmarking with industry experts to review Amazon’s criteria against globally-recognized international standards, including the Ruggie Principles, and other businesses in the retail and electronics industries. We engage with our senior leadership internally on our own operations and with factory owners and managers in our supply chains to ensure they have a full understanding of our intent and goals for social responsibility and are implementing corrective actions in a timely manner when we find issues not in alignment with our Supplier Code of Conduct expectations.

We are committed to providing a safe and fair working environment to all of our employees globally. Any complaints about the working conditions at Amazon or any alleged violation of law are thoroughly investigated by the Company.

In light of our engagement and commitment to actions on these issues, we believe that the report requested under the proposal is not necessary.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL REGARDING A REPORT CONCERNING HUMAN RIGHTS.

ITEM 5—SHAREHOLDER PROPOSAL REGARDING A REPORT

CONCERNING CORPORATE POLITICAL CONTRIBUTIONS

Newground Social Investment, 10033 12th Ave. NW, Seattle, Washington 98177, acting on behalf of Bryce Mathern, a beneficial owner of 10 shares of common stock of the Company, has notified us that it intends to present the following resolution at the Annual Meeting. THE BOARD RECOMMENDS A VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.

Beginning of Shareholder Proposal and Statement of Support by Newground Social Investment:

WHEREAS: A majority of S&P 500 companies have webpages dedicated to disclosure of political and trade association spending.

The Council of Institutional Investors, The Voice of Corporate Governance, represents more than $3 trillion in combined assets. Its Policy 2.14 states: “The board should develop and disclose publicly its guidelines for approving ... political contributions [and] ... should disclose ... the amounts and recipients of all ... contributions made by the company ... [including] expenditures earmarked for political or charitable activities that were provided to or through a third party.”

The US Securities and Exchange Commission has under consideration a disclosure rulemaking, which has received more than 1.2 million comments in support of a rulemaking—far more than ever submitted on any rulemaking petition in history.

Shareowners have a right to know whether and how their company uses resources for political purposes. Yet existing regulatory frameworks create barriers—because disclosure is either dispersed among regulatory authorities or entirely absent when spending is channeled through independent organizations exempt from naming donors.

Amazon has at times placed a brief political spending statement on its website; however, key elements are absent from the statement, such that Amazon ranks quite poorly in the CPA-Zicklin Index of Corporate Accountability and Disclosure, which ranks companies according to the quality of their reporting.

At 35.7, Amazon treads water in the 4th tier and scores well behind eBay at 85.7, Intel at 94.3, and Northwest peers Microsoft at 95.7 (#5 in the 2015 ranking), Boeing at 84.3, and Starbucks at 77.1.

Amazon could significantly elevate its rank by putting into place a handful of essential, but missing, elements. We view these steps as constituting ‘low-hanging fruit’—straightforward measures for Amazon to take, but important for our Company’s reputation and beneficial to shareholder value.

The Board and shareholders need comprehensive disclosure to be able to fully evaluate the risks associated with Amazon’s political use of corporate assets.

THEREFORE, BE IT RESOLVED: Shareholders request a report, updated semiannually, that discloses Amazon’s:

(a)	Policies and procedures for making political contributions and expenditures with corporate funds (both direct and indirect), including the Board’s role (if any) in that process, and

(b)	Monetary and non-monetary political contributions or expenditures that cannot be deducted as an “ordinary and necessary” business expense under section 162(e) of the Internal Revenue Code (“IRC”).

This would include (but not be limited to) contributions to or expenditures on behalf of political candidates, parties, or committees, and other entities organized and operating under IRC section 501(c)(4); as well as the portion of any dues or payments that are made to any tax-exempt organization (such as a trade association) that are used in a way that, if made directly by the Company, would not be deductible under IRC section 162(e).

The initial report shall be made available within 12 months of the annual meeting and should identify recipients, as well as the amount(s) paid to each recipient from Company funds.

End of Shareholder Proposal and Statement of Support by Newground Social Investment

Recommendation of the Board of Directors on Item 5

The Board of Directors recommends that you vote against this proposal.

We have posted on our website, at www.amazon.com/ir, a political expenditures statement, which is updated annually. As noted in our political expenditures statement, our political expenditures are approved by our Vice President of Global Public Policy, reviewed by our Senior Vice President for Corporate Affairs and General Counsel, and reported on to our Audit Committee.

In January 2016 we made several enhancements to our annual political expenditures report to include disclosure of each U.S.-based trade association to which we contribute at least $10,000 through the Company’s Public Policy Office, and disclosure of each ballot initiative contribution (including the amount). We also added a requirement that the Company’s Senior Vice President for Corporate Affairs review all political expenditures.

We participate in the policymaking process by informing public officials about our positions on issues significant to our customers and our business. In 2015, we made contributions to state and local candidates in California, Washington State, and the city of Seattle, and to a political action committee in the city of Seattle, and we have disclosed those contributions (including the amounts) in our political expenditures statement. As disclosed on our website, in 2015 the Company made a contribution to a ballot initiative in Washington State. The political expenditures statement discloses our 2015 spending on federal government relations efforts, which are also required to be reported to the House and Senate and made publicly available at http://lobbyingdisclosure.house.gov/ and http://www.senate.gov/legislative/Public_Disclosure/LDA_reports.htm.

The political expenditures statement also discloses our 2015 spending on state government relations efforts, which are generally required to be reported and disclosed on applicable state websites such as those maintained by secretaries of state, state ethics and public disclosure commissions, state legislatures, and similar websites.

We also belong to certain trade associations, coalitions, and social welfare organizations, many of which engage in efforts to inform policymakers on issues important to their members. The political expenditures statement discloses the U.S.-based trade associations, coalitions, and social welfare organizations to which we contributed at least $10,000 in 2015 through the Company’s Public Policy Office.

Finally, as noted in the political expenditures statement, we have formed, and cover the administrative expenses of, a political action committee (“PAC”), but the PAC is funded by voluntary contributions from some of our employees and shareholders, and their spouses—not corporate funds. The PAC’s activities are subject to federal regulation, including detailed public disclosure requirements. The PAC files regular public reports with the Federal Election Commission (“FEC”), and political contributions to and by the PAC are required to be disclosed. These reports are publicly available on the FEC website at http://www.fec.gov/disclosure.shtml.

In 2010, 2012, 2013, 2014, and 2015 this political contributions proposal failed with approximately 79%, 78%, 76%, 79%, and 81% respectively, of the shares present at the meeting declining to vote for such proposal. We do not believe that preparing an additional ad hoc report as requested in the proposal would be an effective and prudent use of the Company’s time and resources.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL REGARDING A

REPORT CONCERNING CORPORATE POLITICAL CONTRIBUTIONS.

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 17, 2016 (except as otherwise indicated) by (i) each person or entity known by us to beneficially own more than 5% of our common stock, (ii) each director, (iii) each executive officer for whom compensation information is given in the Summary Compensation Table in this Proxy Statement, and (iv) all directors and executive officers as a group. Except as otherwise indicated, and subject to any interests of the reporting person’s spouse, we believe that the beneficial owners of common stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares. As of February 17, 2016 we had 470,899,185 shares of common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Jeffrey P. Bezos 410 Terry Avenue North, Seattle, WA 98109	82,914,385		17.6%
Tom A. Alberg	29,245	(1)	*
John Seely Brown	12,686		*
William B. Gordon	3,573		*
Jamie S. Gorelick	4,483		*
Judith A. McGrath	840		*
Alain Monié	7,150		*
Brian T. Olsavsky	59		*
Jonathan J. Rubinstein	6,905		*
Thomas O. Ryder	20,653		*
Patricia Q. Stonesifer	25,423		*
Thomas J. Szkutak	37,233		*
Andrew R. Jassy	76,257		*
Diego Piacentini	84,146		*
Wendell P. Weeks	—		*
Jeffrey A. Wilke	78,127	(2)	*
All directors and executive officers as a group (18 persons)	83,351,097	(3)	17.7%

*	Less than 1%.
(1)	Includes 7,000 shares held by a charitable trust of which Mr. Alberg is a trustee and as to which he shares voting and investment power. Mr. Alberg disclaims beneficial ownership of such shares.
(2)	Includes 13,803 shares as to which Mr. Wilke shares or may be deemed to share voting and investment power. Mr. Wilke disclaims beneficial ownership of such shares.
(3)	Includes 87,165 shares beneficially owned by other executive officers not individually listed in the table and 20,000 shares as to which one of the other executive officers may be deemed to share voting and investment power.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy.    As stated in the Company’s 1997 letter to shareholders, we believe that a fundamental measure of our success will be the shareholder value we create over the long term. As a result, we may make decisions and weigh tradeoffs differently than some companies. For example, under our compensation philosophy, we have prioritized stock-based compensation that vests over an extended period of time. In addition, we believe granting stock-based compensation to employees at all levels across the Company results in motivated, customer-centric people who think and act like owners because they are owners.

Our compensation philosophy for our “named executive officers” identified in the “Summary Compensation Table” below is the same as for all of our employees and is governed by the following principles. First, our compensation program is designed to attract and retain the highest caliber employees by providing above industry-average compensation assuming stock price performance. Second, our compensation program provides strong long-term incentives to align our employees’ interests with our shareholders’ interests. Third, our compensation program emphasizes performance and potential to contribute to our long-term success as a basis for compensation increases, as opposed to rewarding solely for length of service. Finally, our compensation program reinforces and reflects our core values, including customer obsession, innovation, bias for action, acting like owners and thinking long term, a high hiring bar, and frugality.

For our named executive officers, who are employed on an at-will basis, we provide few perquisites and generally do not provide cash bonuses other than in a new-hire context. We do not maintain nonqualified deferred compensation plans, supplemental executive retirement plan benefits, cash severance programs, or change-in-control benefits for our executive officers. Except as noted below, we do not provide cash or equity incentives tied to performance criteria, which could cause employees to focus solely on short-term returns at the expense of long-term growth and innovation.

Base Salaries.    Consistent with our philosophy that total compensation should be tied to long-term shareholder value, base salaries for named executive officers are designed to provide a minimum level of cash compensation and to be significantly less than those paid to senior leadership at similarly situated companies. Base salaries ranged from $81,840 for Mr. Bezos to $175,000 for Messrs. Jassy, Piacentini, and Wilke. Due to Mr. Bezos’ substantial ownership in Amazon.com, Mr. Bezos again requested not to receive additional compensation in 2015 and has never received annual cash compensation in excess of his current amount.

Stock-Based Compensation.    The primary component of a named executive officer’s total compensation is stock-based compensation in order to closely tie total compensation to long-term shareholder value. Accordingly, named executive officers receive sizeable stock-based awards at the time of hire and are also eligible for stock-based awards on a periodic basis. Because our compensation program is designed to reward long-term performance and operate over a period of years, named executive officers may not necessarily receive stock-based awards every year. For example, because annual total compensation as reported in the Summary Compensation Table below includes the entire fair value as of the grant date of a stock award granted in that year, without regard to the fact that the grant vests over a number of years, a named executive officer’s total compensation as reported will be higher in years in which he or she receives a grant compared to years in which he or she does not receive a grant. Due to Mr. Bezos’ substantial stock ownership, he believes he is appropriately incentivized and his interests are appropriately aligned with shareholders’ interests. Mr. Bezos has never received any stock-based compensation from Amazon.com.

Since late 2002, we have used restricted stock units as our primary stock-based compensation vehicle. We believe that restricted stock units align the long-term interests of named executive officers and shareholders and help efficiently manage overall shareholder dilution from stock awards. Restricted stock unit grant amounts and vesting for named executive officers, whether for new hire or subsequent grants, are established by the

Leadership Development and Compensation Committee after receiving recommendations from the Vice President of Human Resources and the Chief Executive Officer. These restricted stock unit grants generally vest over a period of six years. Vesting does not accelerate as a result of termination of employment or upon a change in control (unless the acquiring company does not assume the awards).

For new hire grants and grants made in connection with internal promotions, the Vice President of Human Resources, the Chief Executive Officer, and the Leadership Development and Compensation Committee consider a variety of factors, including past compensation from the named executive officer’s former employer, future compensation from such former employer that will be forfeited upon joining the Company, the compensation of similarly situated senior executives at Amazon.com, the named executive officer’s expected level of responsibility and expected contributions to our future success, and the compensation of similarly situated executives at other retail, internet, and technology companies.

For periodic grants, the Vice President of Human Resources, the Chief Executive Officer, and the Leadership Development and Compensation Committee consider a variety of factors, including the named executive officer’s level of responsibility, past contributions to our performance, including our core values, and expected contributions to our future success, as well as the compensation of similarly situated executives at other retail, internet, and technology companies. Generally, the Leadership Development and Compensation Committee considers whether to make periodic grants to executive officers in connection with our annual performance and compensation review process, which normally occurs between January and April.

For both new hire and periodic restricted stock unit grants, the Vice President of Human Resources and Chief Executive Officer develop grant recommendations by subjectively evaluating the factors above to set a total compensation target for each named executive officer and then designing restricted stock unit grants to help meet those total compensation targets based on stock price appreciation assumptions, taking into account the named executive officer’s cash compensation and the estimated value of pre-existing stock-based compensation vesting in subsequent years, if any. In this process, the Vice President of Human Resources and Chief Executive Officer view projected total compensation for a given year as cash compensation expected to be earned in that year plus an assumed value of stock-based compensation vesting in that year. Because we focus on total compensation over time and take into account existing compensation, periodic grants for a smaller number of shares do not necessarily reflect lower total compensation.

In June 2015 Mr. Olsavsky received a restricted stock unit award for 17,773 shares with vesting beginning in May 2016, assuming continued employment. In making this grant, the Leadership Development and Compensation Committee considered the factors discussed above with respect to periodic grants, including Mr. Olsavsky’s experience and skill supporting his appointment to Chief Financial Officer, his sustained performance over time in years preceding the grant, and his expected future contributions.

Except for Mr. Olsavsky, the named executive officers did not receive any new equity awards in 2015. In evaluating the compensation of our named executive officers in 2015, the Leadership Development and Compensation Committee considered the vesting schedule of existing equity awards as well as aggregated information from third party surveys, including compensation data for retail, internet, and technology companies including AOL, Apple, Best Buy, Cisco, Dell, eBay, Facebook, Google, Honeywell, IBM, Intel, Microsoft, Oracle, Starbucks, Target, Verizon, and Yahoo. The Leadership Development and Compensation Committee exercises discretion in determining executive officers’ compensation and does not require that compensation be set at a specific level relative to what is reflected in the survey data.

At the time of grant we impose additional vesting conditions on certain stock-based awards issued to named executive officers so that the awards may qualify as tax-deductible compensation under Section 162(m)(4)(c) of the Internal Revenue Code. However, the Company or the Leadership Development and Compensation Committee may grant awards that do not qualify for tax deductibility under Section 162(m), and there is no guarantee that awards intended to qualify for tax deductibility under Section 162(m) will ultimately be viewed as so qualifying by the Internal Revenue Service.

New Hire Cash Bonuses.    None of the named executive officers received a new hire cash bonus in 2015.

Other Compensation and Benefits.    Named executive officers receive additional compensation in the form of vacation, medical, 401(k), relocation, and other benefits generally available to all of our employees. We provide security for Mr. Bezos, including security in addition to that provided at business facilities and during business-related travel. We believe that all Company-incurred security costs are reasonable and necessary and for the Company’s benefit, and that the amount of the reported security expenses is especially reasonable in light of Mr. Bezos’ low salary and the fact that he has never received any stock-based compensation. The Leadership Development and Compensation Committee periodically reviews the amount and nature of Mr. Bezos’ security expenses. Reportable security expenses, along with Mr. Piacentini’s expatriation benefits, including a cost of living and housing allowance, are included in the “All Other Compensation” column of the Summary Compensation Table. We do not provide any other perquisites or other personal benefits to our named executive officers.

Shareholder Advisory Vote to Approve Executive Compensation.    At our 2014 Annual Meeting of Shareholders, our shareholders overwhelmingly approved the compensation of our named executive officers, with more than 97% of the votes cast for approval of our executive compensation on an advisory basis. The Leadership Development and Compensation Committee evaluated the results of the 2014 advisory vote approving the compensation of our named executive officers as well as discussions we have had in recent years with our shareholders and the other factors discussed in this Compensation Discussion and Analysis when evaluating our executive compensation and compensation policies and practices. While each of these factors informed the Leadership Development and Compensation Committee’s decisions regarding our executive compensation program, the Leadership Development and Compensation Committee did not implement changes to our executive compensation program as a result of the shareholder advisory vote.

Leadership Development and Compensation Committee Report

The Leadership Development and Compensation Committee, which is composed solely of independent members of the Board of Directors, assists the Board in fulfilling its oversight responsibility relating to, among other things, establishing and reviewing compensation of the Company’s executive officers. The Leadership Development and Compensation Committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis and, based on the review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Leadership Development and Compensation Committee

William B. Gordon

Judith A. McGrath

Jonathan J. Rubinstein

Compensation of Named Executive Officers

The following table sets forth for the year ended December 31, 2015 the compensation reportable for the named executive officers, as determined by SEC rules.

2015 Summary Compensation Table

Name And Principal Position	Year	Salary	Stock Awards(1)		All Other Compensation		Total
Jeffrey P. Bezos	2015	$81,840	$—		$1,600,000	(2)	$1,681,840
Chief Executive Officer	2014	81,840	—		1,600,000		1,681,840
	2013	81,840	—		1,600,000		1,681,840

Brian T. Olsavsky	2015	160,000	7,623,373		3,200	(3)	7,786,573
SVP and Chief Financial Officer(4)

Thomas J. Szkutak	2015	71,566	—		1,431	(3)	72,997
Former SVP and Chief Financial Officer(5)	2014	160,000	5,799,107	(6)	3,200		5,962,307
	2013	160,000	—		3,200		163,200

Andrew R. Jassy	2015	171,250	—		3,425	(3)	174,675
SVP, Amazon Web Services	2014	160,000	7,501,668		3,200		7,664,868
	2013	160,000	—		3,200		163,200

Diego Piacentini	2015	175,000	—		55,905	(7)	230,905
SVP, International Consumer Business	2014	175,000	6,635,459		55,905		6,866,364
	2013	175,000	—		55,905		230,905

Jeffrey A. Wilke	2015	172,509	—		3,450	(3)	175,959
SVP, Consumer Business	2014	165,000	8,347,749		3,300		8,516,049
	2013	165,000	—		3,325		168,325

(1)	Stock awards are reported at aggregate grant date fair value in the year granted, as determined under applicable accounting standards. Grant date fair value for restricted stock units is determined based on the number of shares granted multiplied by the average of the high and the low trading price of common stock of the Company on the grant date, without regard to the fact that the grants vest over a number of years. See Note 1, “Description of Business and Accounting Policies—Stock-Based Compensation,” in Item 8, “Financial Statements and Supplementary Data,” in our 2015 Annual Report on Form 10-K.
(2)	Represents the approximate aggregate incremental cost to Amazon.com of security arrangements for Mr. Bezos in addition to security arrangements provided at business facilities and for business travel. We believe that all Company-incurred security costs are reasonable and necessary and for the Company’s benefit.
(3)	Represents the value of cash and/or shares of common stock we contributed to the named executive officer’s account in our 401(k) plan.
(4)	Mr. Olsavsky was named Chief Financial Officer of the Company effective June 2015.
(5)	Mr. Szkutak retired from the Company in June 2015.
(6)	Due to Mr. Szkutak’s retirement in June 2015, the awards terminated prior to any shares vesting.
(7)	Represents expatriation benefits, including a cost of living and housing allowance in the amount of $32,886 and tax reimbursement in connection with such benefits in the amount of $23,019. Mr. Piacentini’s 2000 employment offer letter, which provided for an initial annual salary of $175,000 and has no specified term, also provides for certain expatriation benefits, including a cost of living and housing allowance.

The following table supplements the disclosure in the Summary Compensation Table with respect to stock awards made to the named executive officers in 2015.

Grants of Plan-Based Awards in Fiscal Year 2015

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock Awards(1)
Jeffrey P. Bezos	—	—		$—
Brian T. Olsavsky	6/10/2015	17,773	(2)(3)	7,623,373
Thomas J. Szkutak	—	—		—
Andrew R. Jassy	—	—		—
Diego Piacentini	—	—		—
Jeffrey A. Wilke	—	—		—

(1)	Stock awards are reported at aggregate grant date fair value, as determined under applicable accounting standards. Grant date fair value for restricted stock units is determined based on the number of shares granted multiplied by the average of the high and the low trading price of common stock of the Company on the grant date, without regard to the fact that the grants vest over a number of years. The holder of the restricted stock unit award does not have any voting, dividend, or other ownership rights in the shares of common stock subject to the award unless and until the award vests and the shares are issued.
(2)	The vesting schedule reflects total compensation targets for future years based on the number of shares vesting and stock price assumptions for each future year.
(3)	This award vests based upon the following vesting schedule and the satisfaction of certain business criteria intended to qualify the award as tax-deductible compensation under Section 162(m) of the Internal Revenue Code: 296 shares on each of May 15, 2016 and August 15, 2016; 297 shares on each of November 15, 2016 and February 15, 2017; 747 shares on May 15, 2017; 748 shares on each of August 15, 2017, November 15, 2017, and February 15, 2018; 781 shares on each of May 15, 2018 and August 15, 2018; 782 shares on each of November 15, 2018 and February 15, 2019; 1,479 shares on May 15, 2019; 1,480 shares on each of August 15, 2019, November 15, 2019, and February 15, 2020; 1,137 shares on May 15, 2020; and 1,138 shares on each of August 15, 2020, November 15, 2020, and February 15, 2021.

Outstanding Equity Awards at 2015 Fiscal Year-End and Stock Vested in 2015

The following table sets forth information concerning the outstanding stock awards held at December 31, 2015 by the named executive officers.

Outstanding Equity Awards at 2015 Fiscal Year-End

Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)
Jeffrey P. Bezos	—		$—

Brian T. Olsavsky
Restricted stock units	38,938	(2)	26,317,805

Thomas J. Szkutak
Restricted stock units	—	(3)	—

Andrew R. Jassy
Restricted stock units	68,268	(4)	46,141,659

Diego Piacentini
Restricted stock units	65,586	(5)	44,328,922

Jeffrey A. Wilke
Restricted stock units	82,503	(6)	55,762,953

(1)	Reflects the closing market price of our common stock on December 31, 2015, $675.89, multiplied by the number of restricted stock units that were not vested as of December 31, 2015.
(2)	Reflects shares of our common stock subject to: (a) a restricted stock unit award vesting as follows, assuming continued employment: 296 shares on each of May 15, 2016 and August 15, 2016; 297 shares on each of November 15, 2016 and February 15, 2017; 747 shares on May 15, 2017; 748 shares on each of August 15, 2017, November 15, 2017, and February 15, 2018; 781 shares on each of May 15, 2018 and August 15, 2018; 782 shares on each of November 15, 2018 and February 15, 2019; 1,479 shares on May 15, 2019; 1,480 shares on each of August 15, 2019, November 15, 2019, and February 15, 2020; 1,137 shares on May 15, 2020; and 1,138 shares on each of August 15, 2020, November 15, 2020, and February 15, 2021; (b) a restricted stock unit award vesting as follows, assuming continued employment: 73 shares on each of May 15, 2017, August 15, 2017, November 15, 2017, and February 15, 2018; and 1,117 shares on each of May 15, 2018, August 15, 2018, November 15, 2018, and February 15, 2019; (c) a restricted stock unit award vesting as follows, assuming continued employment: 1,363 shares on each of May 15, 2017, August 15, 2017, and November 15, 2017; and 1,361 shares on February 15, 2018; (d) a restricted stock unit award that vested as to 246 shares on February 15, 2016; (e) a restricted stock unit award that vested as to 1,129 shares on February 15, 2016; and vesting as follows, assuming continued employment: 1,214 shares on each of May 15, 2016, August 15, 2016, and November 15, 2016; and 1,215 shares on February 15, 2017; (f) a restricted stock unit award that vested as to 723 shares on February 15, 2016; and (g) a restricted stock unit award vesting as follows, assuming continued employment: 4,000 shares on May 15, 2016.
(3)	All awards scheduled to vest after the date of Mr. Szkutak’s retirement in June 2015 terminated, and, as a result, Mr. Szkutak did not hold any outstanding awards as of December 31, 2015.
(4)

Reflects shares of our common stock subject to: (a) a restricted stock unit award vesting as follows, assuming continued employment: 3,156 shares on May 15, 2018 and August 15, 2018; 3,157 shares on November 15, 2018 and February 15, 2019; 2,433 shares on May 15, 2019; and 2,434 shares on August 15, 2019 and quarterly thereafter through February 15, 2020; (b) a restricted stock unit award that vested as to 5,750 shares on February 15, 2016; and (c) a restricted stock unit award that vested as to 1,279 shares on

February 15, 2016; and vesting as follows, assuming continued employment: 5,489 shares on May 15, 2016 and quarterly thereafter though February 15, 2017; 4,231 shares on May 15, 2017 and August 15, 2017; and 4,230 shares on November 15, 2017 and February 15, 2018.

(5)	Reflects shares of our common stock subject to: (a) a restricted stock unit award vesting as follows, assuming continued employment: 2,792 shares on May 15, 2018; 2,793 shares on August 15, 2018 and quarterly thereafter through February 15, 2019; 2,152 shares on May 15, 2019 and quarterly thereafter through February 15, 2020; (b) a restricted stock unit award that vested as to 5,750 shares on February 15, 2016; and (c) a restricted stock unit award that vested as to 1,266 shares on February 15, 2016; and vesting as follows, assuming continued employment: 5,478 shares on May 15, 2016; 5,477 shares on August 15, 2016 and quarterly thereafter through February 15, 2017; 4,221 shares on May 15, 2017 and August 15, 2017; and 4,220 shares on November 15, 2017 and February 15, 2018.
(6)	Reflects shares of our common stock subject to: (a) a restricted stock unit award vesting as follows, assuming continued employment: 3,512 shares on May 15, 2018 and quarterly thereafter through November 15, 2018; 3,513 shares on February 15, 2019; 2,708 shares on May 15, 2019 and August 15, 2019; and 2,709 shares on November 15, 2019 and February 15, 2020; (b) a restricted stock unit award that vested as to 6,250 shares on February 15, 2016; and (c) a restricted stock unit award that vested as to 2,568 shares on February 15, 2016; and vesting as follows, assuming continued employment: 6,889 shares on May 15, 2016 and August 15, 2016; 6,888 shares on November 15, 2016 and February 15, 2017; and 5,312 shares on May 15, 2017 and quarterly thereafter through February 15, 2018.

Stock Vested in 2015

The following table sets forth information concerning stock awards that vested during the last fiscal year with respect to the named executive officers.

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Jeffrey P. Bezos	—	$—
Brian T. Olsavsky	8,222	4,092,696
Thomas J. Szkutak	13,186	5,305,705
Andrew R. Jassy	29,173	14,333,157
Diego Piacentini	29,117	14,305,718
Jeffrey A. Wilke	36,596	17,980,218

(1)	Amount is the number of shares of stock acquired upon vesting multiplied by the closing market price of our common stock on the vesting date (or the preceding trading day if the vesting date was not a trading day).

Potential Payments Upon Termination of Employment or Change-in-Control

Termination and Change-in-Control Agreements or Arrangements.    We do not have any contracts, agreements, or arrangements with any of our named executive officers providing for additional benefits or payments in connection with a termination of employment, change in job responsibility, or change-in-control. Upon termination of employment for any reason, all unvested restricted stock units expire.

Change-in-Control Provisions of 1997 Plan.    In the event of (i) the merger or consolidation in which we are not the surviving corporation pursuant to which shares of common stock are converted into cash, securities, or other property (other than a merger in which holders of common stock immediately before the merger have the same proportionate ownership of the capital stock of the surviving corporation immediately after the merger), (ii) the sale, lease, exchange, or other transfer of all or substantially all of our assets (other than a transfer to a majority-owned subsidiary), or (iii) the approval by the holders of common stock of any plan or proposal for our liquidation or dissolution (each a “Corporate Transaction”), the Leadership Development and Compensation Committee will determine whether provision will be made in connection with the Corporate Transaction for the assumption of stock-based awards under the 1997 Plan or the substitution of appropriate new awards covering the stock of the successor corporation or an affiliate of the successor corporation. If the Leadership Development and Compensation Committee determines that no such assumption or substitution will be made, vesting of outstanding awards under the 1997 Plan will automatically accelerate so that such awards become 100% vested immediately before the Corporate Transaction. On a hypothetical basis, assuming the Leadership Development and Compensation Committee had made such a determination in a Corporate Transaction that closed on December 31, 2015, the dollar value of the unvested stock-based awards held by named executive officers that would have vested based on the closing price of our common stock of $675.89 on December 31, 2015 is set forth in the “Outstanding Equity Awards at 2015 Fiscal Year End” table.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information concerning our equity compensation plans as of December 31, 2015:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted-average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders	18,864,734	(1)	$35.15	(2)	111,353,723	(3)
Equity compensation plans not approved by shareholders	—		—		18,812,972

Total	18,864,734	(4)	35.15		130,166,695

(1)	Includes 18,864,716 shares issuable pursuant to restricted stock unit awards, which awards may be granted only under our shareholder-approved 1997 Plan. There is no exercise price associated with a restricted stock unit award.
(2)	Calculation excludes shares subject to restricted stock unit awards.
(3)	The 1997 Plan authorizes the issuance of options and restricted stock unit awards.
(4)	Excludes 238,920 shares of common stock issuable upon exercise of stock options having a weighted average exercise price of $20.26 and 4,624 shares of common stock issuable upon vesting of restricted stock units under equity plans assumed by Amazon.com as a result of acquisitions.

Equity Compensation Plans Not Approved By Security Holders.    The Board adopted the 1999 Nonofficer Employee Stock Option Plan (the “1999 Plan”) to enable the grant of nonqualified stock options to employees, consultants, agents, advisors, and independent contractors of Amazon.com and its subsidiaries who are not officers or directors of Amazon.com. Restricted stock units, our primary form of stock-based compensation since 2002, are not granted from the 1999 Plan. The 1999 Plan, which does not have a fixed expiration date, has not been approved by our shareholders. The Leadership Development and Compensation Committee is the administrator of the 1999 Plan, and as such determines all matters relating to options granted under the 1999 Plan, including the selection of the recipients, the size of the grants, and the conditions to vesting and exercisability. The Leadership Development and Compensation Committee has delegated authority to make grants under the 1999 Plan to another committee of the Board and to certain officers, subject to specified limitations on the size and terms of such grants. A maximum of 40 million shares of common stock were reserved for issuance under the 1999 Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Justin Burks, an employee of Amazon.com, is the son-in-law of Thomas O. Ryder, a director. In 2015, Mr. Burks earned $158,200 in salary. He was also granted a restricted stock unit award with respect to 135 shares, vesting over 2.6 years. His compensation is consistent with the total compensation provided to other employees of the same level with similar responsibilities.

Jeff Bezos, our President, CEO, and Chairman, owns entities that publish The Washington Post, with which we do business in the ordinary course. In 2015, Amazon.com purchased approximately $689,457 of advertising and paid approximately $681,182 related to digital content to such entities on terms negotiated on an arms-length basis.

The Audit Committee reviews and, as appropriate, approves and ratifies “related person” transactions, defined as any transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements, or relationships, in which (a) the aggregate amount involved will or may be expected to exceed $120,000, (b) Amazon.com is a participant, and (c) any Related Person has or will have a direct or indirect material interest (other than solely as a result of being a director or trustee (or any similar position) or a less than 10 percent beneficial owner of another entity). A “Related Person” is any (a) person who is an executive officer, director, or nominee for election as a director of Amazon.com, (b) greater than 5 percent beneficial owner of our outstanding common stock, or (c) Immediate Family Member of any of the foregoing. An “Immediate Family Member” is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) sharing the household of a person. We do not have written policies or procedures for related person transactions but rely on the Audit Committee’s exercise of business judgment, consistent with Delaware law, in reviewing such transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that during the year ended December 31, 2015, our officers, directors, and greater-than-10% shareholders timely filed all reports required by Section 16(a) of the Securities Exchange Act of 1934.

EXPENSES OF SOLICITATION

The accompanying proxy is solicited by and on behalf of the Board of Directors, and the cost of such solicitation will be borne by Amazon.com. Georgeson Inc. will distribute proxy materials to banks, brokers, and other nominees for forwarding to beneficial owners, may solicit proxies by personal interview, mail, telephone, and electronic communications, and will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of the common stock held on the record date by such persons. We will pay Georgeson Inc. $12,500 plus variable amounts for additional proxy solicitation services. We will also reimburse Georgeson Inc. for payments made to brokers and other nominees for their expenses in forwarding solicitation materials. Solicitations also may be made by personal interview, telephone, and electronic communications by directors, officers, and other Amazon.com employees without additional compensation.

OTHER MATTERS

As of the date of this Proxy Statement there are no other matters that we intend to present, or have reason to believe others will present, at the Annual Meeting. If, however, other matters properly come before the Annual Meeting, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matters as they determine appropriate.

PROPOSALS OF SHAREHOLDERS

To be considered for inclusion in the proxy statement and proxy card for the 2017 Annual Meeting, proposals of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and shareholder director nominations pursuant to the proxy access provisions of the Bylaws must be submitted in writing to the Corporate Secretary of Amazon.com, Inc., at Amazon.com, Inc., 410 Terry Avenue North, Seattle, Washington 98109, and must be received no later than 6:00 p.m., Pacific Time, on Wednesday, December 7, 2016 and, in the case of a proxy access nomination, no earlier than November 7, 2016. The submission of a shareholder proposal or proxy access nomination does not guarantee that it will be included in our proxy statement.

Our Bylaws include separate advance notice provisions applicable to shareholders desiring to bring nominations for directors before an annual shareholders meeting other than pursuant to the Bylaw’s proxy access provisions or to bring proposals before an annual shareholders meeting other than pursuant to Rule 14a-8. These advance notice provisions require that, among other things, shareholders give timely written notice to the Secretary of Amazon.com, Inc. regarding such nominations or proposals and provide the information and satisfy the other requirements set forth in the Bylaws. To be timely, a shareholder who intends to present nominations or a proposal at the 2017 Annual Meeting of Shareholders other than pursuant to the Bylaws’ proxy access provisions or Rule 14a-8 must provide the information set forth in the Bylaws to the Secretary of Amazon.com, Inc. no earlier than January 17, 2017 and no later than February 16, 2017. However, if we hold the 2017 Annual Meeting of Shareholders more than 30 days before, or more than 60 days after, the anniversary of the 2016 Annual Meeting date, then the information must be received no earlier than the 120th day prior to the 2017 Annual Meeting date, and not later than (i) the 90th day prior to the 2017 Annual Meeting date or (ii) the tenth day after public disclosure of the 2017 Annual Meeting date, whichever is later. If a shareholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING; AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

AND PROXY STATEMENT

A copy of our combined Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2015 (the “2015 Annual Report”) accompanies this Proxy Statement. If you and others who share your mailing address own common stock in street name, meaning through a bank, brokerage firm, or other nominee, you may have received a notice that your household will receive only one annual report and proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, from each company whose stock is held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it, and a single copy of this Proxy Statement and the 2015 Annual Report (and/or a single copy of our Notice of Internet Availability of Proxy Materials) has been sent to your address. Each street name shareholder receiving this Proxy Statement by mail will continue to receive a separate voting instruction form.

If you would like to revoke your consent to householding and in the future receive your own set of proxy materials (or your own Notice of Internet Availability of Proxy Materials, as applicable), or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, please contact Householding Department by mail at 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-800-542-1061, and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. The revocation of a consent to householding will be effective 30 days following its receipt. You will also have an opportunity to opt in or opt out of householding by contacting your bank or broker.

If you would like an additional copy of the 2015 Annual Report, this Proxy Statement, or the Notice of Internet Availability of Proxy Materials, these documents are available in digital form for download or review by visiting “Annual Reports and Proxies” at www.amazon.com/ir. Alternatively, we will promptly send a copy of these documents to you without charge upon request by mail to Investor Relations, Amazon.com, Inc., P.O. Box 81226, Seattle, Washington 98108-1226, or by calling 1-800-426-6825. Please note, however, that if you did not receive a printed copy of our proxy materials and you wish to receive a paper proxy card or voting instruction form or other proxy materials for the purposes of the Annual Meeting, you should follow the instructions included in your Notice of Internet Availability of Proxy Materials.

If you own shares in street name, you can also register to receive all future shareholder communications electronically, instead of in print. This means that links to the annual report, proxy statement, and other correspondence will be delivered to you via e-mail. Holders in street name can register for electronic delivery at http://www.icsdelivery.com/amzn. Electronic delivery of shareholder communications helps save Amazon.com money by reducing printing and postage costs.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 P.M. Eastern Time on May 16, 2016.

Vote by Internet

Go to www.envisionreports.com/amzn

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposal 2, and AGAINST Proposals 3, 4, and 5.

1. ELECTION OF DIRECTORS: For Against Abstain For Against Abstain For Against Abstain

1a - Jeffrey P. Bezos 1b - Tom A. Alberg 1c - John Seely Brown

1d - William B. Gordon 1e - Jamie S. Gorelick 1f - Judith A. McGrath

1g - Jonathan J. Rubinstein 1h - Thomas O. Ryder 1i - Patricia Q. Stonesifer

1j - Wendell P. Weeks

For Against Abstain For Against Abstain

2. RATIFICATION OF THE APPOINTMENT OF 3. SHAREHOLDER PROPOSAL REGARDING SUSTAINABILITY

ERNST & YOUNG LLP AS INDEPENDENT AUDITORS REPORTING

4. SHAREHOLDER PROPOSAL REGARDING A REPORT

CONCERNING HUMAN RIGHTS

5. SHAREHOLDER PROPOSAL REGARDING A REPORT

CONCERNING CORPORATE POLITICAL CONTRIBUTIONS

IF VOTING BY MAIL, PLEASE COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1UPX +

029HSI

You can view the Annual Report and Proxy Statement on the Internet at http://www.envisionreports.com/amzn

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — AMAZON.COM, INC.

Annual Meeting of Shareholders — May 17, 2016

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned shareholder of Amazon.com, Inc., a Delaware corporation (the “Company”), hereby appoints Jeffrey P. Bezos, Brian T. Olsavsky, and David A. Zapolsky, or

any one of them, with full power of substitution in each, as proxies to cast all votes that the undersigned is entitled to cast at the Annual Meeting of Shareholders (the “Annual

Meeting”) of the Company to be held at 9:00 a.m., Pacific Time, on May 17, 2016 at Fremont Studios, 155 N. 35th Street, Seattle, Washington 98103, or any adjournment or postponement thereof, with authority to vote upon the matters set forth on the reverse side of this Proxy Card and in their discretion upon such other matters as may be properly presented at the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND IN

ACCORDANCE WITH THE DIRECTION OF THE PROXIES AS TO ANY OTHER MATTERS THAT ARE PROPERLY PRESENTED. IF DIRECTION IS NOT GIVEN, THIS

PROXY WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS.

(Continued and to be marked on the other side)

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C Non-Voting Items Meeting Attendance

Change of Address — Please print your new address below. Comments — Please print your comments below. Mark the box to the right if you plan to attend the

Annual Meeting. Proof of

ownership and photo ID

required for attendance.

IF VOTING BY MAIL, PLEASE COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

11:59 P.M. Eastern Time on May 12, 2016.

Vote by Internet

Go to www.envisionreports.com/amzn

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories &

Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposal 2, and AGAINST Proposals 3, 4, and 5.

1. ELECTION OF DIRECTORS: For Against

Abstain

For Against Abstain

For Against

Abstain

1a - Jeffrey P. Bezos

1b - Tom A. Alberg

1c - John Seely Brown

1d - William B. Gordon

1e - Jamie S. Gorelick

1f - Judith A. McGrath

1g - Jonathan J. Rubinstein

1h - Thomas O. Ryder

1i - Patricia Q. Stonesifer

1j - Wendell P. Weeks

For Against Abstain

For

Against

Abstain

2. RATIFICATION OF THE APPOINTMENT OF

3. SHAREHOLDER PROPOSAL REGARDING SUSTAINABILITY

ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

REPORTING

4. SHAREHOLDER PROPOSAL REGARDING A REPORT

CONCERNING HUMAN RIGHTS

5. SHAREHOLDER PROPOSAL REGARDING A REPORT

CONCERNING CORPORATE POLITICAL CONTRIBUTIONS

IF VOTING BY MAIL, PLEASE COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1UPX

029HVI

Important Notice Regarding the Availability of Proxy Materials for the Amazon.com, Inc. Shareholder Meeting to be Held on May 17, 2016

You can view the Annual Report and Proxy Statement on the Internet at http://www.envisionreports.com/amzn

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — AMAZON.COM, INC.

Annual Meeting of Shareholders — May 17, 2016

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned participant in the Amazon.com Company Stock Fund of the Amazon.com 401(k) Plan hereby directs Vanguard Fiduciary Trust Company, the trustee of the Amazon.com 401(k) Plan, to vote his or her Amazon.com Company Stock Fund shares as indicated on the reverse side of this Proxy Card, or if not so indicated, in accordance with the Amazon.com 401(k) Plan document (generally, in the same proportion as the shares for which the trustee received timely voting instructions).

(Continued and to be marked on the other side)

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C Non-Voting Items

Meeting Attendance

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Mark the box to the right

if you plan to attend the

Annual Meeting. Proof of

ownership and photo ID

required for attendance.

IF VOTING BY MAIL, PLEASE COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

+

April 6, 2016

Re:	Important Notice Regarding the Availability of Proxy Materials for the
Amazon.com, Inc. Shareholder Meeting to be Held on May 17, 2016

Dear 401(k) Plan Participant:

Enclosed are the 2015 Annual Report for Amazon.com, Inc. (the “Company”) and a Proxy Statement and proxy card for the Company’s 2016 Annual Meeting of Shareholders. You can view the Annual Report and Proxy Statement on the Internet at http://www.envisionreports.com/amzn.

The Amazon.com 401(k) Plan allows each plan participant to direct the voting of the shares of common stock of the Company that are allocated to the participant’s 401(k) plan account. By following the instructions for Internet or telephone voting on the enclosed proxy card, or by marking, signing, and mailing the proxy card in the envelope provided, you may instruct Vanguard Fiduciary Trust Company, the trustee of the Amazon.com 401(k) Plan, how to vote the shares of the common stock of the Company allocated to your 401(k) plan account on the matters presented at the Company’s 2016 Annual Meeting. The trustee will vote as you have directed. All shares for which voting instructions are not timely received will be voted by the trustee on each matter in the same proportion as the shares for which the trustee received timely voting instructions, except in the case where to do so would be inconsistent with applicable law. Your vote will be kept confidential except to the extent necessary to comply with applicable law.

Votes will be tabulated by the Company’s transfer agent, Computershare. To be timely, your voting instructions must be received by Computershare no later than 11:59 PM Eastern Time on May 12, 2016.

VOTING VIA THE INTERNET OR BY TELEPHONE IS FAST AND CONVENIENT, AND YOUR VOTE IS IMMEDIATELY CONFIRMED AND TABULATED. USING THE INTERNET OR TELEPHONE HELPS SAVE YOUR COMPANY MONEY BY REDUCING POSTAGE AND PROXY TABULATION COSTS.